Exhibit 99.1

GAMING AND LEISURE PROPERTIES, INC. ANNOUNCES THIRD QUARTER 2018 RESULTS

- Completes Acquisition Financing -
- Establishes 2018 Fourth Quarter and Revises Full Year Guidance -
- Completes Acquisition of the Real Estate Assets of Tropicana Entertainment and the Acquisitions and Lease Modifications to Accommodate the Acquisition of Pinnacle Entertainment, Inc. by Penn National Gaming, Inc.
in October -

WYOMISSING, PA. — November 1, 2018 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), the first gaming-focused real estate investment trust (“REIT”) in North America, today announced results for the quarter ended September 30, 2018.

Financial Highlights

	Three Months Ended September 30,
(in millions, except per share data)	2018 Actual	2018 Guidance (1)	2017 Actual
Total Revenue	$254.1	$255.2	$244.5
Net Income	$104.8	$106.1	$97.0
Funds From Operations (2)	$129.4	$130.5	$122.7
Adjusted Funds From Operations (3)	$164.1	$165.1	$170.5
Adjusted EBITDA (4)	$222.2	$222.8	$223.4

Net income, per diluted common share	$0.49	$0.49	$0.45

(1)  The guidance figures in the tables above present the guidance provided on August 1, 2018 for the three months ended September 30, 2018.

(2)  Funds from operations (“FFO”) is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(3)  Adjusted funds from operations (“AFFO”) is FFO, excluding stock based compensation expense, amortization of debt issuance costs, bond premiums and original issuance discounts, other depreciation, amortization of land rights, straight-line rent adjustments, direct financing lease adjustments, losses on debt extinguishment and retirement costs, reduced by capital maintenance expenditures.

(4)  Adjusted EBITDA is net income, excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments, the amortization of land rights, losses on debt extinguishment and retirement costs.

Chief Executive Officer, Peter M. Carlino, commented “While our real estate portfolio continued to perform as expected during the quarter, we remained focused on the execution of our previously announced acquisitions.  On September 26, 2018 we completed a very successful $1.1 billion note offering, with the benefit of our recently achieved investment grade credit rating.  On October 1, 2018 we announced the completion of our acquisition of the real property assets of Tropicana Entertainment Inc. (“Tropicana”) and on October 15, 2018 we announced the completion of the transactions related to the acquisition of Pinnacle Entertainment, Inc. (NASDAQ: PNK) by Penn National Gaming, Inc. (NASDAQ: PENN).  In aggregate these transactions increased our annual real estate income by approximately $155 million, while expanding and diversifying our geographic footprint and tenant roster.  These transactions are immediately accretive as demonstrated by our announcement on October 15, 2018 of our fourth quarter dividend of $0.68 per common share, which is an 8% increase from the prior quarter.”

Mr. Carlino continued, “Today we are happy to celebrate the five year anniversary of our spin from PENN and reflect on our substantial accomplishments.  We have completed transactions worth approximately $6.8 billion, growing our real estate revenue by over $580 million annually and increasing our dividend by 31% since our first quarter as a REIT.  In the process our portfolio has grown from 20 assets in 12 states to 46 assets in 16 states and we have expanded from one tenant to four tenants.  To fund these acquisitions, we have successfully issued approximately 90 million shares of common stock and completed $3.5 billion in note offerings.  Notably, we have achieved all this with a commitment to accretion and stability.  In the next five years, we anticipate building upon our success with further opportunities to grow our business and create value for shareholders.”

The Company's third quarter net income as compared to guidance was primarily impacted by the following variances:

•	Income from rental activities had an unfavorable variance of $0.5 million, primarily due to performance at PENN's Hollywood Casino Columbus and Hollywood Casino Toledo; and

•	Net interest had an unfavorable variance of $0.5 million as the Company took advantage of favorable long-term interest rates prior to closing on its acquisitions.

Portfolio Update

GLPI owns over 4,300 acres of land and approximately 15 million square feet of building space, which was 100% occupied as of September 30, 2018. At the end of the third quarter of 2018, the Company owned the real estate associated with 38 casino facilities and leases 20 of these facilities to PENN, 15 of these facilities to PNK and one to Casino Queen in East St. Louis, Illinois. Two of the gaming facilities, located in Baton Rouge, Louisiana and Perryville, Maryland, are owned and operated by a subsidiary of GLPI, GLP Holdings, Inc., (collectively, the “TRS Properties”).

Capital maintenance expenditures for the Company were $1.0 million for the three months ended September 30, 2018.

Balance Sheet Update

The Company had $1,162.8 million of unrestricted cash and $5.4 billion in total debt at September 30, 2018.  On September 26, 2018, the Company issued $1,100.0 million of notes. The net proceeds from the sale of the notes together with $386.0 million drawn on its revolver were used during October 2018 to (i) finance GLPI’s acquisition of the real property assets of Plainridge Park Casino from PENN and its issuance of a secured mortgage loan to Boyd Gaming Corporation (NASDAQ: BYD) in connection with BYD’s acquisition of the real property assets of Belterra Park Gaming & Entertainment Center, (ii) finance GLPI’s acquisition of substantially all the real property assets of five gaming facilities owned by Tropicana and its issuance of a mortgage loan to Eldorado Resorts, Inc. (NASDAQ: ERI) in connection with ERI’s acquisition of the real property assets of Lumière Place, and (iii) pay the estimated transaction fees and expenses associated with the transactions.

The Company’s debt structure as of September 30, 2018 was as follows:

	As of September 30, 2018
	Interest Rate	Balance
		(in thousands)
Unsecured Term Loan A-1 (1)	3.665%	$525,000
Unsecured $1,100 Million Revolver (1)	—%	—
Senior Unsecured Notes Due 2018	4.375%	—
Senior Unsecured Notes Due 2020	4.875%	1,000,000
Senior Unsecured Notes Due 2021	4.375%	400,000
Senior Unsecured Notes Due 2023	5.375%	500,000
Senior Unsecured Notes Due 2025	5.250%	850,000
Senior Unsecured Notes Due 2026	5.375%	975,000
Senior Unsecured Notes Due 2028	5.750%	500,000
Senior Unsecured Notes Due 2029	5.300%	750,000
Capital Lease	4.780%	1,142
Total long-term debt		$5,501,142
Less: unamortized debt issuance costs, bond premiums and original issuance discounts		(51,995)
Total long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts		$5,449,147

(1)  The rate on the term loan facility and revolver is LIBOR plus 1.50%. The Company's revolver matures on May 21, 2023 and the incremental term loan of $525.0 million matures on April 28, 2021.

As of September 30, 2018, the Company had $213.7 million remaining for issuance under the ATM Program and had not entered into any forward sale agreements. No shares were issued under the ATM Program during the quarter ended September 30, 2018.

As of September 30, 2018, the Company had 214,717,803 weighted average diluted shares outstanding.

Dividends

On July 31, 2018, the Company’s Board of Directors declared the third quarter 2018 dividend.  Shareholders of record on September 7, 2018 received $0.63 per common share, which was paid on September 21, 2018.  On October 12, 2018, the Company declared its fourth quarter 2018 dividend of $0.68 per common share, payable on December 28, 2018 to shareholders of record on December 14, 2018.

Guidance

The table below sets forth current guidance targets for financial results for the 2018 fourth quarter and full year, based on the following assumptions:

•	Includes the impact of the transactions closed on October 1, 2018, to acquire the real estate assets of Tropicana and the impact of the transaction closed on October 15, 2018 with PENN, PNK, and BYD;

•	Reflects estimated accounting treatment of the completed transactions;

•	Reported revenue from real estate of approximately $924.6 million for the year and $274.6 million for the fourth quarter, consisting of:

(in millions)	Fourth Quarter	Full Year
Cash Revenue from Real Estate
PENN	$189.3	$536.3
PNK	15.6	322.8
ERI	27.5	27.5
BYD	22.2	22.2
Casino Queen	3.6	14.5
PENN non-assigned land lease	(0.7)	(2.8)
Total Cash Revenue from Real Estate	$257.5	$920.5

Non-Cash Adjustments
Straight-line rent	$(12.7)	$(61.9)
PNK direct financing lease	(1.2)	(38.4)
Property taxes paid by tenants	25.4	89.4
Land leases paid by tenants	5.6	15.0
Total Revenue from Real Estate as Reported	$274.6	$924.6

•	Cash revenue from real estate includes incremental escalator on the PENN building rent component effective November 1, 2018, which increases 2018 annual rent by $0.9 million;

•	Five year variable rent reset on the PENN lease effective November 1, 2018, which reduces 2018 annual revenue from real estate by $1.9 million;

•	Adjusted EBITDA from the TRS Properties of approximately $32.8 million for the year and $6.3 million for the fourth quarter;

•	Blended income tax rate at the TRS Properties of 33%;

•	LIBOR is based on the forward yield curve; and

•
The basic share count is approximately 213.7 million shares for the year and 214.0 million shares for the fourth quarter and the fully diluted share count is approximately 214.8 million shares for the year and 215.0 million shares for the fourth quarter.

	Three Months Ended December 31,		Full Year Ending December 31,
(in millions, except per share data)	2018 Guidance	2017 Actual	Revised 2018 Guidance	Prior 2018 Guidance (4)	2017 Actual
Total Revenue	$304.7	$240.7	$1,057.1	$1,018.9	$971.3

Net Income	$105.6	$93.3	$399.2	$412.2	$380.6
Losses from dispositions of property	—	—	0.4	0.2	0.5
Real estate depreciation	50.7	25.3	124.8	98.6	100.6
Funds From Operations (1)	$156.3	$118.6	$524.4	$511.0	$481.7
Straight-line rent adjustments	12.7	16.6	61.9	51.9	66.0
Direct financing lease adjustments	1.2	18.6	38.4	45.2	73.1
Other depreciation	2.9	2.9	11.5	11.5	12.9
Amortization of land rights	3.4	2.7	11.5	10.9	10.4
Amortization of debt issuance costs, bond premiums and original issuance discounts	2.9	3.3	12.2	12.1	13.0
Stock based compensation	3.3	3.7	11.2	11.2	15.6
Losses on debt extinguishment	—	—	3.5	3.5	—
Retirement costs	—	—	13.1	13.1	—
Capital maintenance expenditures	(1.3)	(1.0)	(4.2)	(4.3)	(3.2)
Adjusted Funds From Operations (2)	$181.4	$165.4	$683.5	$666.1	$669.5
Interest, net	75.8	53.5	244.5	226.1	215.1
Income tax expense	0.8	3.4	5.0	5.0	9.8
Capital maintenance expenditures	1.3	1.0	4.2	4.3	3.2
Amortization of debt issuance costs, bond premiums and original issuance discounts	(2.9)	(3.3)	(12.2)	(12.1)	(13.0)
Adjusted EBITDA (3)	$256.4	$220.0	$925.0	$889.4	$884.6

Net income, per diluted common share	$0.49	$0.43	$1.86	$1.92	$1.79

(1)         FFO is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(2)         AFFO is FFO, excluding stock based compensation expense, amortization of debt issuance costs, bond premiums and original issuance discounts, other depreciation, amortization of land rights, straight-line rent adjustments, direct financing lease adjustments, losses on debt extinguishment and retirement costs, reduced by capital maintenance expenditures.

(3)         Adjusted EBITDA is net income, excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments, the amortization of land rights, losses on debt extinguishment and retirement costs.

(4)        The guidance figures in the tables above present the guidance provided on August 1, 2018 for the year ended December 31, 2018.

Conference Call Details

The Company will hold a conference call on November 1, 2018 at 11:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

Webcast

The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s website.

To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 1-877-407-0784
International: 1-201-689-8560

Conference Call Playback:
Domestic: 1-844-512-2921
International: 1-412-317-6671
Passcode: 13683829
The playback can be accessed through November 8, 2018

Disclosure Regarding Non-GAAP Financial Measures

Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”) and Adjusted EBITDA, which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance, which is used for a bonus metric. The Company believes FFO, AFFO, and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation, and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. In addition, in order for the Company to qualify as a REIT, it must distribute 90% of its REIT taxable income annually. The Company adjusts AFFO accordingly to provide our investors an estimate of taxable income for this distribution requirement. Direct financing lease adjustments represent the portion of cash rent we receive from tenants that is applied against our lease receivable and thus not recorded as revenue and the amortization of land rights represents the non-cash amortization of the value assigned to the Company's assumed ground leases.

FFO, AFFO and Adjusted EBITDA are non-GAAP financial measures, that are considered a supplemental measure for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding (gains) or losses from sales of property and real estate depreciation.  We have defined AFFO as FFO excluding stock based compensation expense, amortization of debt issuance costs, bond premiums and original issuance discounts, other depreciation, amortization of land rights, straight-line rent adjustments, direct financing lease adjustments, losses on debt extinguishment and retirement costs, reduced by capital maintenance expenditures. Finally, we have defined Adjusted EBITDA as net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments, the amortization of land rights, losses on debt extinguishment and retirement costs.

FFO, AFFO and Adjusted EBITDA are not recognized terms under GAAP.  Because certain companies do not calculate FFO, AFFO, and Adjusted EBITDA in the same way and certain other companies may not perform such calculation, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of operating profit or net income. The Company’s presentation of these measures does not replace the presentation of the Company’s financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a REIT for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT in North America.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our financial outlook for the fourth quarter of 2018 and the full 2018 fiscal year; our expectations regarding future acquisitions, the expected impact of recently announced acquisitions and expected 2019 dividend payments. Forward looking statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI’s planned acquisitions or projects; GLPI's ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI, including through GLPI's existing ATM program; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Additional Information

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the establishment of its ATM Program, the Company filed with the SEC a prospectus supplement dated August 9, 2016 to the prospectus contained in its effective Registration Statement on Form S-3 (No. 333-210423), filed with the SEC on March 28, 2016.  This communication is not a substitute for the filed Registration Statement/prospectus or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROSPECTUS THAT HAVE BEEN FILED WITH THE SEC AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. You may obtain free copies of the registration statement/prospectus and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s investor relations website at investors.glpropinc.com or by contacting the Company’s investor relations representative at (610) 378-8396.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.
Hayes Croushore
T: 610-378-8396
Email: Hcroushore@glpropinc.com

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Rental income	$170,276	$169,030	$509,546	$501,954
Income from direct financing lease	30,843	19,037	76,448	55,377
Real estate taxes paid by tenants	21,270	21,422	64,031	63,982
Total rental revenue and income from direct financing lease	222,389	209,489	650,025	621,313
Gaming, food, beverage and other	31,750	35,017	102,385	109,297
Total revenues	254,139	244,506	752,410	730,610
Operating expenses
Gaming, food, beverage and other	18,962	19,890	59,027	61,635
Real estate taxes	21,586	21,751	64,981	64,806
Land rights and ground lease expense	6,484	6,417	19,460	17,627
General and administrative	15,006	15,117	56,272	45,829
Depreciation	27,267	28,632	82,744	85,312
Total operating expenses	89,305	91,807	282,484	275,209
Income from operations	164,834	152,699	469,926	455,401

Other income (expenses)
Interest expense	(60,341)	(54,493)	(171,464)	(163,099)
Interest income	1,418	492	2,790	1,443
Losses on debt extinguishment	—	—	(3,473)	—
Total other expenses	(58,923)	(54,001)	(172,147)	(161,656)

Income from operations before income taxes	105,911	98,698	297,779	293,745
Income tax expense	1,096	1,684	4,194	6,406
Net income	$104,815	$97,014	$293,585	$287,339

Earnings per common share:
Basic earnings per common share	$0.49	$0.46	$1.37	$1.37
Diluted earnings per common share	$0.49	$0.45	$1.37	$1.35

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Operations
(in thousands) (unaudited)

	TOTAL REVENUES		ADJUSTED EBITDA
	Three Months Ended September 30,		Three Months Ended September 30,
	2018	2017	2018	2017
Real estate	$222,389	$209,489	$214,656	$214,204
GLP Holdings, LLC (TRS)	31,750	35,017	7,495	9,201
Total	$254,139	$244,506	$222,151	$223,405

	TOTAL REVENUES		ADJUSTED EBITDA
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Real estate	$650,025	$621,313	$642,120	$634,428
GLP Holdings, LLC (TRS)	102,385	109,297	26,504	30,192
Total	$752,410	$730,610	$668,624	$664,620

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
General and Administrative Expenses
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Real estate general and administrative expenses (1)	$10,009	$9,081	$40,077	$28,605
GLP Holdings, LLC (TRS) general and administrative expenses (1)	4,997	6,036	16,195	17,224
Total	$15,006	$15,117	$56,272	$45,829

(1) General and administrative expenses include payroll related expenses, insurance, utilities, professional fees and other administrative costs.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$104,815	$97,014	$293,585	$287,339
Losses from dispositions of property	129	421	354	515
Real estate depreciation	24,406	25,301	74,155	75,312
Funds from operations	$129,350	$122,736	$368,094	$363,166
Straight-line rent adjustments	15,917	16,617	49,150	49,355
Direct financing lease adjustments	8,002	18,614	37,241	54,459
Other depreciation (1)	2,861	3,331	8,589	10,000
Amortization of land rights	2,727	2,727	8,182	7,627
Amortization of debt issuance costs, bond premiums and original issuance discounts	2,982	3,257	9,278	9,770
Stock based compensation	3,275	3,695	7,878	11,951
Losses on debt extinguishment	—	—	3,473	—
Retirement costs	—	—	13,149	—
Capital maintenance expenditures (2)	(970)	(460)	(2,954)	(2,187)
Adjusted funds from operations	$164,144	$170,517	$502,080	$504,141
Interest, net	58,923	54,001	168,674	161,656
Income tax expense	1,096	1,684	4,194	6,406
Capital maintenance expenditures (2)	970	460	2,954	2,187
Amortization of debt issuance costs, bond premiums and original issuance discounts	(2,982)	(3,257)	(9,278)	(9,770)
Adjusted EBITDA	$222,151	$223,405	$668,624	$664,620

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries as well as equipment depreciation from the REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
REAL ESTATE and CORPORATE (REIT)
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$103,126	$95,089	$285,712	$279,458
Losses from dispositions of property	129	—	120	—
Real estate depreciation	24,406	25,301	74,155	75,312
Funds from operations	$127,661	$120,390	$359,987	$354,770
Straight-line rent adjustments	15,917	16,617	49,150	49,355
Direct financing lease adjustments	8,002	18,614	37,241	54,459
Other depreciation (1)	522	519	1,560	1,558
Amortization of land rights	2,727	2,727	8,182	7,627
Amortization of debt issuance costs, bond premiums and original issuance discounts	2,982	3,257	9,278	9,770
Stock based compensation	3,275	3,695	7,878	11,951
Losses on debt extinguishment	—	—	3,473	—
Retirement costs	—	—	13,149	—
Capital maintenance expenditures (2)	—	—	(51)	—
Adjusted funds from operations	$161,086	$165,819	$489,847	$489,490
Interest, net (2)	56,323	51,400	160,872	153,854
Income tax expense	229	242	628	854
Capital maintenance expenditures (2)	—	—	51	—
Amortization of debt issuance costs, bond premiums and original issuance discounts	(2,982)	(3,257)	(9,278)	(9,770)
Adjusted EBITDA	$214,656	$214,204	$642,120	$634,428

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries as well as equipment depreciation from the REIT subsidiaries.

(2)  Interest expense, net is net of intercompany interest eliminations of $2.6 million and $7.8 million for both the three and nine months ended September 30, 2018 and 2017.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
GLP HOLDINGS, LLC (TRS)
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$1,689	$1,925	$7,873	$7,881
Losses from dispositions of property	—	421	234	515
Real estate depreciation	—	—	—	—
Funds from operations	$1,689	$2,346	$8,107	$8,396
Straight-line rent adjustments	—	—	—	—
Direct financing lease adjustments	—	—	—	—
Other depreciation (1)	2,339	2,812	7,029	8,442
Amortization of land rights	—	—	—	—
Amortization of debt issuance costs, bond premiums and original issuance discounts	—	—	—	—
Stock based compensation	—	—	—	—
Losses on debt extinguishment	—	—	—	—
Retirement costs	—	—	—	—
Capital maintenance expenditures (2)	(970)	(460)	(2,903)	(2,187)
Adjusted funds from operations	$3,058	$4,698	$12,233	$14,651
Interest, net	2,600	2,601	7,802	7,802
Income tax expense	867	1,442	3,566	5,552
Capital maintenance expenditures (2)	970	460	2,903	2,187
Amortization of debt issuance costs, bond premiums and original issuance discounts	—	—	—	—
Adjusted EBITDA	$7,495	$9,201	$26,504	$30,192

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries as well as equipment depreciation from the REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.